Exhibit 10.321

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE PATENT LICENSE AGREEMENT

This EXCLUSIVE PATENT LICENSE AGREEMENT (the “Agreement”), effective as of this 18th day of June, 2009 (the “Effective Date”), is entered into by and between Glycomed, Inc., a California corporation and a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated (“Glycomed”), and ParinGenix, Inc., a Delaware corporation (“ParinGenix”).

WHEREAS, Glycomed is the owner of the Patent Rights (as defined below) and desires that the Patent Rights be used for the clinical development and subsequent commercialization of Licensed Products (as defined below) for the treatment and/or prevention of human disease.

WHEREAS, ParinGenix desires to acquire an exclusive license to the Patent Rights in the Field (as defined below) for such purposes.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Terms defined in this Section 1, and parenthetically defined elsewhere in this Agreement, will throughout this Agreement have the meaning here or there provided. Defined terms may be used in the singular or in the plural, as sense requires.

1.1 “Affiliate” means any corporation or other business entity that controls, is controlled by or is under common control with ParinGenix. “Controls,” “control” or “controlled” as used in this paragraph means direct or indirect ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest, direct or indirect, in the decision-making authority of such other business entity.

1.2 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.3 “FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the Territory.

1.4 “Field” means the use of Licensed Products for the treatment and prevention of human disease.

1.5 “First Commercial Sale” means the initial sale or transfer by or on behalf of ParinGenix, its Affiliates, or Sublicensees of a Licensed Product to a third party.

1.6 “Fiscal Year” means the twelve consecutive months commencing on January 1 and ending December 31.

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1.7 “Know-How” means all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results, including physical, chemical, biological, toxicological, pharmacological and clinical data, dosage regimens, control assays and product specifications, but excluding any Patent Rights, that (a) is possessed as of the Effective Date by Glycomed, (b) is owned or Controlled by Glycomed as of the Effective Date, and (c) is necessary or useful in the use, development, design, registration, or sale of a Licensed Product.

1.8 “License” means the licenses granted by Glycomed to ParinGenix pursuant to Section 2.1 below.

1.9 “Licensed Product” means any pharmaceutical product that, but for the License, would infringe the Patent Rights, including, without limitation, in each case all formulations and modes of administration thereof. The Parties agree, for purposes of this Agreement only, that PGX-100 and ODSH are Licensed Products.

1.10 “NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining regulatory approval to market and sell such pharmaceutical product.

1.11 “Net Sales” means the aggregate gross sales of Licensed Products to unaffiliated third parties in the Territory by ParinGenix and its Affiliates, less amounts attributable to the Licensed Products, ParinGenix or its Affiliates determined to deduct and recognized in their respective financial statements in accordance with GAAP (or comparable financial standards) and with ParinGenix’ and its Affiliates’ standard accounting principles consistent with GAAP (or comparable financial standards), including, but not limited to the following: (i) trade discounts, credits or allowances, including slotting allowances and retroactive price adjustment (i.e. shelf-stock adjustments); (ii) credits or allowances additionally granted upon returns, rejections or recalls; (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) trade rebates, chargebacks, managed care rebates and government mandated rebates. In the case of a sale or a transfer to an Affiliate or Sublicensee, the Net Sales amount of such sale or transfer shall not be deemed a “sale of Licensed Product in the Territory” subject to the Net Sales computation unless such Affiliate or Sublicensee is the end user consumer of the Licensed Product in which case such sale would be deemed a “sale of Licensed Product in the Territory” subject to the Net Sales computation.

1.12 “Patent Rights” means the United States letters patent as indicated in Attachment A, including without limitation, any divisions, continuations, continuations-in-part, reissues, re-examinations, renewals, substitutions, extensions, provisionals, inventor’s certificates or supplementary protection certificates of such patent or patent applications and all foreign patents which are directed to the subject matter specifically described in the United States patents listed in Attachment A.

1.13 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country located within the Territory basis, the period of time commencing on the First

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Commercial Sale in such country and ending upon the later of (a) five (5) years after the date of First Commercial Sale of such Licensed Product in such country, or (b) five (5) years after the expiration of the last to expire of an issued patent under the Patent Rights claiming the manufacture, use or sale of such Licensed Product in such country.

1.14 “Sublicense” means the present, future or contingent transfer of any license, right, option, first right to negotiate or other right granted for PGX-100 or ODSH; or otherwise granted under the Patent Rights or Know-How, in whole or in part; provided, however, that Sublicensing shall not include any transfer or sale of all or substantially all of the assets of ParinGenix where as part of such transaction ParinGenix transfers the License to a third party and the third party agrees to assume and be bound by all of ParinGenix’ obligations under this Agreement.

1.15 “Sublicensee” means a party that is granted a Sublicense.

1.16 “Sublicensing Revenue” means the revenue ParinGenix or its Affiliates receives from Sublicensees as a royalty payment from the “net sales” (as defined in the Sublicense agreement) of a Licensed Product made in the Territory during the Royalty Term for such Licensed Product.

1.17 “Territory” means the United States of America and each other country in which (a) Glycomed notifies ParinGenix in writing that Patent Rights have issued, and (b) ParinGenix, within thirty (30) days after its receipt of such notice, accepts in writing as an additional country in the “Territory.”

2. License Grant; Know-How.

2.1 License. Subject to ParinGenix’ compliance with Articles 6 (License Issue Fee and Royalties) and 7 (Payments; Records; Audits), and subject to the other terms and conditions of this Agreement, Glycomed hereby grants to ParinGenix, and ParinGenix accepts, (a) an exclusive, royalty-bearing license, with the right to Sublicense, under the Patent Rights to import, make, have made, use, promote the use, and sell Licensed Products in the Field in the Territory, and (b) a non-exclusive, royalty-bearing license, with the right to Sublicense, under the Know-How to import, make, have made, use, promote the use, and sell Licensed Products in the Field and in the Territory. In the event Glycomed is the owner of other patents involving desulfated heparin that are not included in the Patent Rights, Glycomed hereby covenants to never sue ParinGenix for patent infringement or any related claim or cause of action arising out of or relating to such patents.

2.2 Know-How And Other Documentation. Upon the written request of ParinGenix, Glycomed shall use commercially reasonable efforts to assemble and transfer to ParinGenix such of the readily available Know-How as it is able without incurring undue expense or without undue effort. Glycomed shall also use commercially reasonable efforts to assemble and transfer to ParinGenix any lab notebooks and other documentation relating to the Patent Rights (collectively, “Documentation”) in its possession as it is able without incurring undue expense or without undue effort.

3. Sublicensing.

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3.1 Right to Grant Sublicenses. During the term of this Agreement, ParinGenix will have the right to grant Sublicenses to Patent Rights and the Know-How in the Field and for the Territory.

3.2 ParinGenix Remains Responsible. ParinGenix is responsible for the actions or omissions of its Sublicensees and must not grant any rights that are inconsistent with the rights granted to and obligations of ParinGenix hereunder. Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by ParinGenix will be deemed to be a breach by ParinGenix of this Agreement.

3.3 Required Sections. Each Sublicense granted by ParinGenix must provide that the obligations to Glycomed of Paragraphs 7.3 (Audits), and 18.5 (Insurance), and Articles 4 (Confidentiality Obligations), 11 (Patent Marking), 12 (Patent Matters), 14 (Indemnification), and 17 (Publicity) of this Agreement be binding upon the Sublicensee as if it were a party to this Agreement. ParinGenix will attach copies of these Paragraphs and Articles to all Sublicenses.

3.4 Sublicensing Revenue. ParinGenix shall ensure that all Sublicensing Revenue received by ParinGenix or its Affiliates shall only be in cash. ParinGenix shall provide Glycomed with a copy of each executed Sublicense within thirty (30) days of the date of execution of such Sublicense.

4. Confidentiality.

4.1 Confidentiality Obligations.

(a) Each party shall, at all times during the term of this Agreement and for a ten (10) year period following termination or expiration hereof, keep, and shall ensure that its officers, directors, employees, and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use, directly or indirectly, for any purpose, any Confidential Information furnished to it by the other party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

(b) Glycomed recognizes that by reason of ParinGenix’ status as an exclusive licensee of the Patent Rights in the Field, ParinGenix has an interest in Glycomed’s maintaining in confidence any information of Glycomed relating to the terms of this Agreement or the Licensed Product, except to the extent that disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

4.2 Permitted Disclosures. Each party may disclose Confidential Information to the extent that such disclosure is:

(a) Made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the receiving party, if not legally prohibited, shall first have given notice to the disclosing party and given the disclosing party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such order be held in confidence by such court or

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agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

(b) Otherwise required by law, in the opinion of legal counsel to the receiving party;

(c) Made by the receiving party to (i) the regulatory authorities as required in connection with applications for regulatory approvals for the Licensed Product; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information or (ii) the United States Patent and Trademark Office or any equivalent agency or governmental authority outside the United States of America in connection with any filing, prosecution, divisions, continuations, continuations-in-part, reissues, re-examinations, renewals, substitutions, extensions or provisionals involving any patent application or issued patent;

(d) Made by the receiving party to third parties as may be necessary in connection with the development and commercialization of the Licensed Product as contemplated by this Agreement, including, without limitation, Sublicensing; provided, however, that the receiving party in question shall in each case obtain from the proposed third party recipient a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth in this Article 4; or

(e) Made by the receiving party to third parties regarding disclosure of the existence and terms of this Agreement under obligations of confidentiality (i) to agents, advisors, lenders and investors, and (ii) to potential agents, advisors, lenders, purchasers (in mergers and acquisitions and/or licensing transactions), investors and other business partners, in connection with such Party’s activities hereunder, in connection with such Party’s financing activities or if in the process of a mergers and acquisitions and/or licensing transaction, but only to the extent required for such activities.

4.3 Definition; Exclusions; Return of Confidential Information.

(a) “Confidential Information” means (i) where Glycomed is the receiving party, any information relating to the terms of this Agreement or the Licensed Product, and the business affairs and other activities of ParinGenix or its Affiliates, and (ii) where ParinGenix is the receiving party, any information relating to the terms of this Agreement or the Licensed Product, and the business affairs and other activities of Glycomed or its Affiliates.

(b) Notwithstanding the foregoing, Confidential Information shall not include any information that:

(i) at the time of disclosure is or later comes into public domain through no fault of receiving party;

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(ii) can be demonstrated by documentation or other competent proof to have been in the receiving party’s possession prior to disclosure by the disclosing party;

(iii) is subsequently received by the receiving party from a third party who is not bound by any obligation of confidentiality with respect to said information; or

(iv) that is independently developed by or for the receiving party without reference to the disclosing party’s Confidential Information.

(c) Upon termination of this Agreement, the parties, their Affiliates and Sublicensees shall return all Confidential Information transferred under this Agreement; provided, however, that each party shall be permitted to retain one complete set of the Confidential Information for archival purposes to monitor compliance with this Section.

5. Diligence.

5.1 Commercially Reasonable Efforts. ParinGenix, during the term of this Agreement, will utilize its Commercially Reasonable Efforts, in proceeding with the development, manufacture and sale of Licensed Products in the Territory. “Commercially Reasonable Efforts” for the purposes of this Article, means the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by a party consistent with its normal business practices, which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industry for a company similar in size and scope to such party, with respect to a product or potential product at a similar stage in its development or product life taking into account efficacy, safety, pre-clinical and clinical results or the lack thereof, commercial value, regulatory issues factors, standard product planning, the competitiveness of alternative products of third parties that are in the marketplace, and the patent and other proprietary position of such product, and other market factors. The efforts of a Sublicensee will be considered the efforts of ParinGenix for purposes of determining whether Commercially Reasonable Efforts have been met. In determining Commercially Reasonable Efforts with respect to a particular Licensed Product, ParinGenix or its sublicensees may in all circumstances exercise reasonable and prudent business judgment and sound fiscal management in meeting their diligence and other obligations hereunder.

5.2 Additional Diligence Obligations. In addition to the obligations set forth in Section 5.1 above, ParinGenix, or a Sublicensee, shall have a First Commercial Sale of a Licensed Product in the Territory no later than the earlier of: (a) June 30, 2015, or (b) two years after notification of approval from the FDA with respect to the first Licensed Product to be so approved.

5.3 Termination for Failure to Comply with Diligence. If ParinGenix fails to adhere to the diligence obligations set forth in this Article 5 (Diligence) Glycomed may terminate the Agreement; provided however, that ParinGenix may extend the date required for a First Commercial Sale for one year, and thereafter on a year-by-year basis, with the payment of fifty thousand dollars ($50,000) for each annual extension period prior to the expiration of the then current diligence period.

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6. License Issue Fee and Royalties.

6.1 License Issue Fee. As partial consideration for the rights conveyed by Glycomed under this Agreement, ParinGenix shall pay to Glycomed a one-time, non-refundable, non-creditable license issue fee of Three Hundred Fifty Thousand Dollars ($350,000), due and payable in full on the Effective Date.

6.2 Royalties. ParinGenix and its Affiliates shall pay Glycomed royalties on Net Sales of Licensed Products on a Licensed Product by Licensed Product and country by country located in the Territory basis at the rate of three percent (3.0%). The payments specified in this Section 6.2 (collectively, “Royalty Payments”) shall be payable only for the period equal to the Royalty Term for such Licensed Product.

6.3 Sublicensing Revenue. ParinGenix and its Affiliates shall pay Glycomed one hundred percent (100%) of the Sublicensing Revenue received by ParinGenix and its Affiliates from a Sublicensee if the royalty received by ParinGenix or its Affiliates on “net sales” of any Licensed Product made by such Sublicensee is three percent (3%) or less. In the event the royalty received by ParinGenix or its Affiliates from a Sublicensee on “net sales” of any Licensed Product made by such Sublicensee is greater than three percent (3%), ParinGenix and its Affiliates shall pay Glycomed the amount of the Sublicensing Revenue representing three percent (3%) of “net sales” and ParinGenix or its affiliates shall retain the difference.

6.4 Taxes. The parties agree to cooperate with one another and use reasonable efforts to avoid or reduce obligations for any and all income or other taxes required by Applicable Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a party hereunder (“Withholding Taxes”). The applicable paying party under this Agreement (the “Paying Party”) shall, if required by applicable law, deduct from any amounts that it is required to pay to the recipient party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes, provided that the Paying Party shall give the Recipient Party reasonable notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Recipient Party’s account and evidence of such payment shall be secured and sent to recipient within one (1) month of such payment. The Paying Party shall, at the Recipient Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Recipient Party may reasonably request to enable the Paying Party to take advantage of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without withholding or deducting any Withholding Taxes. For the sake of clarity, in no event shall the Paying Party be required to pay any additional amounts, whether in the nature of a “gross up” payment or otherwise, to the Recipient Party on account of such Withholding Taxes.

6.5 No Multiple Royalties. No multiple royalties will be payable to Glycomed because any Licensed Product or its manufacture, use, or sale are or will be covered by more than one patent application or issued patent included as part of Patent Rights.

6.6 Patent Rights Invalidity. Notwithstanding anything to the contrary contained herein, if any patent or any claim thereof included within the Patent Rights shall be found invalid by a court of competent jurisdiction, ParinGenix’ obligation to pay Glycomed royalties based on

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such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such decision. ParinGenix shall not, however, be relieved from paying Glycomed any royalties, fees, expenses, or other liabilities that accrued prior to the date of such decision or that are based on any of Glycomed’s Patent Rights not the subject of such decision. In the event that the patent office in the country or region where a specific patent application has been filed issues a final rejection, of any patent or patent application or claim thereof included within the Patent Rights, ParinGenix’ obligation to pay Glycomed royalties based on such patent or claim or any claim patentably indistinct there from shall cease as of the date of such decision, unless and until after such rejection is rescinded or reversed and such patent or claims are allowed. ParinGenix shall not, however, be relieved from paying Glycomed any royalties, fees, expenses, or other liabilities that accrued prior to the date of such rejection or that are based on any of Glycomed’s Patent Rights not the subject of such rejection.

7. Payment; Records; Audits.

7.1 Payment; Reports. Royalty and Sublicensing Revenue payments shall be calculated and reported for each Calendar Quarter. Reports shall be provided for each Calendar Quarter whether or not a payment is due for such reporting period. All payments due to Glycomed as a result of Net Sales by ParinGenix or its Affiliates under this Agreement shall be paid within forty five (45) days of the end of each Calendar Quarter (other than the Calendar Quarter ended December 31, which shall be ninety (90) days), unless otherwise specifically provided herein. All payments due to Glycomed as a result of Sublicensing Revenue received by ParinGenix or its Affiliates under this Agreement shall be paid within sixty (60) days of the end of each Calendar Quarter (other than the Calendar Quarter ended December 31, which shall be ninety (90) days), unless otherwise specifically provided herein. Each payment shall be accompanied by a report of Net Sales of Licensed Products by ParinGenix and its Affiliates and Sublicensing Revenue received by ParinGenix and its Affiliates each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Licensed Products sold, the gross sales and Net Sales of such Licensed Products, the amount of Sublicensing Revenue received, the royalty payments payable, the method used to calculate the royalty payments, and the exchange rates used. ParinGenix shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit Glycomed to confirm the accuracy of all payments due hereunder.

7.2 Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars by wire transfer in immediately available funds to a bank and account designated in writing by Glycomed, unless otherwise specified in writing by Glycomed.

7.3 Audits. For two (2) years after the period of each report required by this Article, ParinGenix and its Affiliates shall keep (and shall use commercially reasonable efforts to cause its Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Products and the receipt of Sublicensing Revenue in sufficient detail to permit Glycomed to confirm the accuracy of all payments due hereunder. Glycomed shall have the right to cause an independent, certified public accountant reasonably acceptable to ParinGenix to audit such records to confirm Net Sales, Sublicensing Revenue, royalties payments and other payments for any Fiscal Year ending not more than twenty-four (24) months prior to the date of

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such request. Such audits may be exercised during normal business hours upon a minimum of sixty (60) days prior written notice to ParinGenix, but no more than frequently than once per year. Prompt adjustments shall be made by the parties to reflect the results of such audit. Glycomed shall bear the full cost of such audit unless such audit discloses an underpayment by ParinGenix of more than five percent (5%) of the amount of royalty payments or other payments due under this Agreement, in which case, ParinGenix shall bear Glycomed’s actual out-of-pocket cost of such audit and shall promptly remit to Glycomed the amount of any underpayment.

7.4 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of one percent (1.0%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Glycomed from exercising any other rights it may have as a consequence of the lateness of any payment. Glycomed shall be reimbursed for all of its actual out-of-pocket costs of collection, including reasonable attorney fees, to collect any unpaid amounts due to Glycomed.

8. Term and Termination of Agreement.

8.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue on a Licensed Product by Licensed Product and country by country located within the Territory basis until the expiration of the last Royalty Term for any Licensed Product with respect to which ParinGenix has the License, unless otherwise terminated earlier as provided for under the terms of the Agreement.

8.2 Mutual Termination for Breach. Either party may terminate this Agreement effective upon thirty (30) days prior written notice of termination to the other party, if such other party materially breaches this Agreement and does not cure such breach within sixty (60) days after receiving a notice of breach of this Agreement.

8.3 Other Mutual Termination Rights. This Agreement and the license granted hereunder will terminate immediately in the event that: (a) a party seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent or evidence exists as to its insolvency, or such party makes any general assignment for the benefit of its creditors; (b) a petition is filed by or against a party, or any proceeding is initiated by or against such party, or any proceeding is initiated against such party as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; (c) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of a party’s assets or property; or (d) a party adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

8.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that ParinGenix, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Glycomed under the U.S. Bankruptcy Code, ParinGenix

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shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless Glycomed elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Glycomed upon written request therefore by ParinGenix.

8.5 No Limitation on Remedies. The provisions under which this Agreement may be terminated will be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

8.6 Effect of Termination. Subject to Section 8.5 above, termination of this Agreement will terminate all rights and licenses granted to ParinGenix under this Agreement and any and all Sublicenses will be immediately and automatically assigned to Glycomed. Termination of this Agreement will not relieve either party from any financial obligation to the other party arising from this Agreement and that accrues prior to termination, or from performing according to any and all other provisions of this Agreement that survive termination.

8.7 Final Royalty Report. Within ninety (90) days of termination of this Agreement, ParinGenix shall submit a final royalty report. Any royalty payments due to Glycomed will become immediately due and payable upon termination.

9. Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by telecopier (and promptly confirmed by personal delivery or overnight courier), or sent by nationally-recognized overnight courier, addressed as follows:

In the case of ParinGenix:	Stephen Marcus, M.D. President and CEO ParinGenix, Inc. 1792 Bell Tower Lane Weston, FL 33326

In the case of Glycomed	ATTN: General Counsel Glycomed Incorporated 10275 Science Center Drive San Diego, CA 92121 Facsimile No.: (858) 550-7272

10. Proprietary Rights. Except for Section 2 and Section 12.1, neither party will, by performance under this Agreement, obtain any ownership interest in Patent Rights, Know-How or any other proprietary rights or Confidential Information of the other party.

11. Patent Marking. Subject to applicable law, ParinGenix must mark (where practical), and must require any Sublicensee to mark, any and all material forms of Licensed Products or

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packaging pertaining thereto made and sold by ParinGenix (and/or by its Sublicensees) in the United States with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. patent forming any part of Patent Rights.

12. Patent Matters.

12.1 Prosecution Matters.

(a) Glycomed shall use commercially reasonable efforts to prosecute and maintain the Patent Rights in the Territory. In the event that Glycomed determines it is no longer reasonable to continue the prosecution of one or more of the Patent Rights in the Territory, then Glycomed shall so notify ParinGenix promptly in writing. Upon receipt of any such notice by Glycomed, ParinGenix shall have the right, but not the obligation, to support the continued prosecution or maintenance, of such Patent Rights in the Territory, at ParinGenix’ expense. If ParinGenix elects to continue such support, then ParinGenix shall notify Glycomed in writing within thirty (30) days of receipt of the initial Glycomed notice and Glycomed shall irrevocably, absolutely and unconditionally transfer to ParinGenix all of Glycomed’s right title and interest in and to such Patent Right (in which case such transferred Patent Rights shall no longer be deemed to be “Patent Rights” under this Agreement). The cost of such support shall not be creditable against further royalties on account of Net Sales generated in the Territory. If ParinGenix elects not to continue such support then ParinGenix shall have no further rights or obligations under this Agreement with respect to such Patent Rights in the Territory and the license granted pursuant to Article 3 of this Agreement shall terminate with respect to such Patent Rights in the Territory.

(b) Glycomed shall regularly provide ParinGenix with copies of all documents filed hereunder for Patent Rights in the Territory and other material submissions and correspondence with the patent offices, as promptly as received, for review by ParinGenix. In addition, Glycomed shall provide ParinGenix and its patent counsel with an opportunity to consult with Glycomed regarding the filing and contents of any such documents, submission or response, and the timely advice and suggestions of ParinGenix and its patent counsel shall be taken into reasonable consideration by Glycomed and its legal counsel in connection with such filing.

12.2 Enforcement of Patents and Trademarks.

(a) If either party considers that any Patent Rights in the Field and in the Territory are being infringed by a third party’s activities, it shall notify the other party and provide it with any evidence of such infringement that is reasonably available. Upon written notice to Glycomed, ParinGenix shall have the first right, but not the obligation, at its own expense to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law in order for ParinGenix to prosecute such suit, Glycomed shall join such suit as a party, at ParinGenix’ expense; and, in such instance, Glycomed shall be represented by counsel chosen by ParinGenix. In the event ParinGenix fails to take commercially appropriate steps with respect to an infringement that is likely to have a material adverse effect on the sale of a Licensed Product in the Territory within three (3) months following notice of such infringement, Glycomed shall

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have the right to do so at Glycomed’s expense; provided, however, that if ParinGenix has commenced negotiations with an alleged infringer for discontinuance of such infringement within such three-month period, ParinGenix shall have an additional six (6) months to conclude its negotiations before Glycomed may bring suit for such. The party not enforcing the applicable Patent Rights shall provide reasonable assistance to the other party, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours, subject to the enforcing party’s reimbursement of any reasonable out-of-pocket expenses incurred by the non-enforcing party. To ensure that no rights of Glycomed are compromised in any such action, ParinGenix shall not settle any such claim, or enter into any settlement agreement that admits that any third party product does not infringe the Patent Rights or that any Patent Rights are invalid or unenforceable without Glycomed’s prior written consent, which consent shall not be unreasonably withheld, delayed, denied or conditioned.

(b) Any amounts recovered by either party pursuant to Section 12.2(a), whether by settlement or judgment, shall be used to reimburse the parties for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by or paid to ParinGenix; provided, however, that ParinGenix shall pay to Glycomed an amount of monies or cash equivalents received from any alleged infringer (net of any amounts applied towards expense and cost reimbursement as set forth above) equivalent to royalties which Glycomed would have received on Net Sales.

12.3 Infringement of Third Party Rights.

(a) In the event that a third party institutes a patent, trade secret, or other infringement suit against ParinGenix or its Affiliates or Sublicensees during the term of this Agreement, alleging that the research, development, manufacture, use, or sale of the Licensed Product in the Territory infringes one or more patent or other intellectual property rights held by such third party in the Territory, then ParinGenix shall have the sole right to assume direction and control of the defense of claims arising therefrom and Glycomed shall cooperate with ParinGenix in such defense as reasonably requested.

(b) Nothing in this Section 12.3 shall prevent either party, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

(c) The provisions of this Section 12.3 set forth the parties’ exclusive and sole remedies against each other in respect of the subject matter covered in Article 12.

12.4 Hatch-Waxman.

(a) In the event either party receives notice pertaining to any patent included within Patent Rights pursuant to the Hatch-Waxman Amendments to the Federal Food Drug and Cosmetic Act, the Medicare Prescription Drug, Improvement and Modernization Act or any other provision of or amendment to the Federal Food Drug and Cosmetic Act (hereinafter, “the Act”) including but not limited to notices from persons who have filed an Abbreviated New Drug Application (“ANDA”) or a “paper” New Drug Application, (“paper NDA”), or in the case

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of an infringement of the Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than five (5) days after receipt of such notice.

(b) In the event of an act of infringement by a third party under the Act, ParinGenix shall have the right, but not the obligation, to institute a patent infringement action as provided in the Act. If required by law in order for ParinGenix to prosecute such suit, Glycomed shall join such suit as a party, at ParinGenix’ expense; and, in such instance, Glycomed shall be represented by counsel chosen by Paringenix.

(c) Glycomed hereby authorizes ParinGenix to include in any NDA for a Licensed Product, a list of patents included within Glycomed’s Patent Rights identifying Glycomed as patent owner, and further authorizes ParinGenix to cause such patents to be listed as appropriate in the FDA’s list of “Approved Drug Products With Therapeutic Equivalence Evaluations” (commonly known as the “Orange Book”).

13. Representations, Warranties, Covenants and Limitations.

13.1 Representations, Warranties and Covenants. Each party hereby represents, warrants, and covenants to the other party as of the Effective Date as follows:

(a) such party is a corporation duly organized and in good standing under the laws of the state of its incorporation, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted;

(b) such party (i) has the power and authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation of such party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

(c) such party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any other person;

(d) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with the Agreement have been obtained; and

(e) the execution and delivery of the Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation, bylaws or limited

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partnership agreement of such party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound.

13.2 Glycomed’s Representations and Warranties. Glycomed represents and warrants to ParinGenix as of the Effective Date:

(a) it has the lawful right to grant the License and it possesses complete and unrestricted ownership rights in the Patent Rights;

(b) it has not received any claims or threatened claims that any of the Patent Rights, Know-How or Licensed Products violate the intellectual property rights of any third party; and

(c) to the best of its knowledge, the Patent Rights are valid, duly issued, and were not obtained as a result of fraud or inequitable conduct and all known prior art was disclosed to the United States Patent and Trademark Office during prosecution.

13.3 No Other Representations, Warranties or Covenants. Nothing in this Agreement will be construed as:

(a) A representation, warranty, or covenant by Glycomed as to the patentability, scope, or usefulness of the Patent Rights; or

(b) A representation, warranty, or covenant by Glycomed that anything made, used, sold, or otherwise disposed of under any license (or subsequent sublicense) granted in this Agreement is or will be free from infringement of third party patents, proprietary rights, or other intellectual property rights.

13.4 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE PATENT RIGHTS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF PATENT CLAIMS, ISSUED OR PENDING, OR THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.

14. Indemnification.

14.1 Indemnification by ParinGenix. ParinGenix shall indemnify Glycomed, Glycomed’s directors, officers, employees and agents (a “Glycomed Indemnified Party”), and defend and save each of them harmless, from and against any and all suits, investigations, claims, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or occurring as a result of the development, clinical testing, manufacture, use, or sale of a Licensed Product by ParinGenix, its Affiliates or Sublicensees, except to the extent such Losses arise from or occur as a result of the misconduct of a Glycomed Indemnified Party or any breach by Glycomed under this Agreement.

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14.2 Mutual Indemnification. Additionally, each party shall indemnify the other party and its directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of (a) a breach by such party of this Agreement or (b) any grossly negligent act or omission or the willful misconduct of such party.

14.3 Procedures. Each indemnified party agrees to give the indemnifying party prompt written notice of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 14.1 or 14.2. Each party shall furnish promptly to the other party copies of all papers and official documents received in respect of any Losses. The indemnified party shall cooperate with the indemnifying party in providing witnesses and records necessary in the defense against any Losses. With respect to any Losses relating solely to the payment of money damages and that will not result in the indemnified party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing of any Losses if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the indemnifying party. The indemnifying party shall not be liable for any settlement or other disposition of a Loss by the indemnified party that is reached without the written consent of the indemnifying party. Except as provided in this Section 14.3, the costs and expenses, including fees and disbursements of counsel, incurred by any indemnified party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying party, without prejudice to the indemnifying party’s right to contest the indemnified party’s right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party.

14.4 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR A PARTY’S INDEMNIFICATIONS OBLIGATIONS OR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS AND EXCEPT FOR PARINGENIX’ OBLIGATION TO MAKE THE PAYMENTS SET FORTH IN SECTION 6 HEREOF, A PARTY’S TOTAL LIABILITY TO THE OTHER PARTY FOR ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT OF FEES OWED TO GLYCOMED UNDER SECTION 6 OF THIS AGREEMENT.

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15. Applicable Laws.

15.1 ParinGenix will abide by all applicable federal, state, and local laws and regulations pertaining to the development and commercialization of Licensed Products under this Agreement.

15.2 This Agreement will be construed in accordance with, and its performance will be governed by, the laws of the State of California, without giving effect to the principles of conflict of laws of California.

16. Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Chief Executive Officer of Glycomed and the Chief Executive Officer of ParinGenix. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and, within thirty (30) days after such notice, such representatives of the parties shall meet for attempted resolution by good faith negotiations. If the representatives of the parties have not been able to resolve the dispute within thirty (30) days after such negotiations, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, may be resolved by litigation in court.

17. Publicity. The parties may decide to issue press releases announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. ParinGenix hereby expressly agrees not to use the name of Glycomed without Glycomed’s prior written approval (except as required by applicable law, stock exchange rules or for any purpose described in Section 4.2). Following the initial press releases announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

18. General.

18.1 Validity of Provisions. If any provision of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be in any way affected or impaired thereby.

18.2 Waiver. No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto will be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

18.3 Amendment. No amendment or modification hereof will be valid or binding upon the parties unless it is made in writing, cites this Agreement, and signed by duly authorized representatives of Glycomed and ParinGenix.

18.4 Assignment. This Agreement, and any rights or obligations hereunder, may not be assigned, transferred or delegated in whole or in part by either party, whether except with the

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other party’s express written approval, provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate (but only for so long as such person remains an Affiliate of the assignor and the assignor remains liable with regard to such assignment), to the purchaser of all or substantially all of its assets related to the Licensed Product or the business, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of Glycomed or ParinGenix, as the case may be. Any attempted assignment, transfer or delegation in breach of this provision will be deemed to be void and no effect. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties’ successors and lawful assigns.

18.5 Insurance. ParinGenix shall have and maintain such type and amounts of liability insurance covering the development, clinical trial, manufacture, supply, use and sale of Licensed Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and will upon request provide Glycomed with a copy of its policies of insurance in this regard, along with amendments and revisions thereto.

18.6 Headings. The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.7 Glycomed’s Disclaimers. Neither Glycomed, nor any of its scientists, researchers, employees, officers, trustees or agents, assume any responsibility for the manufacture, product specifications, sale or use of the Licensed Products that are manufactured by or sold by ParinGenix.

18.8 No Endorsement. By entering into this Agreement, Glycomed neither directly nor indirectly endorses any product or service provided, or to be provided, by ParinGenix, whether directly or indirectly related to this Agreement. ParinGenix will not state or imply that this Agreement is an endorsement by Glycomed or its employees.

18.9 Independent Contractors. The parties hereby acknowledge and agree that each is an independent contractor and that neither party will be considered to be the agent, representative, master or servant of the other party for any purpose whatsoever, and that neither party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other party. Nothing in this relationship will be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the parties.

18.10 Reformation. The parties hereby agree that neither party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination will be inoperative in such country or community or association of countries, and the remainder of this Agreement will remain binding upon the parties hereto.

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18.11 Force Majeure. No liability hereunder will result to a party by reason of delay in performance caused by force majeure, that is due to circumstances beyond the reasonable control of the party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment; however, the payment of royalties or other amounts due hereunder shall not be subject to this force majeure provision.

18.12 Survival. Paragraphs 8.4, 8.5, 8.6 and 8.7 (Term and Termination of Agreement) and 13.4; and Articles 4 (Confidentiality), 7 (Payments; Records; Audits), 14 (Indemnification), 15 (Applicable Laws), 16 (Dispute Resolution), 17 (Publicity), 18 (General) and other provisions that by their context would survive, will survive the termination of this Agreement.

18.13 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

Intending to be legally bound, Glycomed and ParinGenix have executed this Agreement, in duplicate originals but collectively evidencing only a single contract, by their respective duly authorized officers, on the dates hereinafter written.

Glycomed, Inc.		ParinGenix, Inc.

By:	/s/ Charles Berkman	By:	/s/ Stephen Marcus
Name:	Charles Berkman	Name:	Stephen Marcus
Title:	Secretary	Title:	President & CEO
Date:	June 16, 2009	Date:	June 17, 2009

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ATTACHMENT A

Patent Rights as of the Effective Date

Country	Patent Number	Title
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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